NEWS RELEASE

Media Contact:	Investor Contacts:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@fishersci.com	E-mail: Carolyn.Miller@fishersci.com

Chet Mehta, 603-929-2260
E-mail: Chet.Mehta@fishersci.com

Fisher Scientific’s First-Quarter Revenues Up 35 Percent;

Company Reports Record Sales and Earnings;
Reaffirms 2005 EPS Guidance of $3.45 to $3.60

HAMPTON, N.H., May 9, 2005 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record sales and earnings for the first quarter ended March 31, 2005, reflecting strong sales of its scientific products and services and increased demand from healthcare customers.

“Fisher had a strong quarter with sales increasing 35 percent and earnings reaching a new high,” said Paul M. Montrone, chairman and chief executive officer. “Our largest business segment posted solid results and we also achieved outstanding growth in our healthcare business. Our integration of Apogent Technologies is going very well and we’re pleased that its businesses are making positive contributions to our performance.”

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Fisher Scientific’s First-Quarter Revenues Up 35 Percent — Page 2

First-Quarter Reported Results

     Sales for the first quarter increased 35 percent to $1,351.2 million compared with $1,003.1 million in the first quarter of 2004. Excluding the effect of foreign exchange, first-quarter sales totaled $1,337.2 million, a 33 percent increase over the same quarter in 2004, with approximately 3 points of this increase from organic growth. First-quarter net income increased to $77.0 million, or 61 cents per diluted share, compared with net income of $34.6 million, or 51 cents per diluted share, in the first quarter of 2004. Net income for the first quarter includes $23.5 million, net of tax ($36.3 million pre-tax) of nonrecurring costs and special items, which are excluded from the pro forma results discussed below.

     Cash from operations for the quarter ended March 31, 2005, totaled $71.2 million, reflecting integration costs related to the Apogent merger and increased investment in working capital. Capital expenditures were $28.0 million, primarily related to investments in the company’s biosciences business and the integration of manufacturing operations.

Pro Forma Financial Results

     The following discussion excludes nonrecurring costs and special items in 2004 and 2005. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).

     Operating income for the first quarter increased 125 percent to $172.6 million compared with $76.8 million in the same quarter of 2004.

     First-quarter net income increased 144 percent to $100.5 million compared with net income of $41.2 million in the corresponding period of 2004, reflecting an improvement in operating income partially offset by an increase in interest expense. Diluted earnings per share (EPS) grew 33 percent to 80 cents in the first quarter from 60 cents in the first quarter of 2004.

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Business-Segment Results

     First-quarter sales of scientific products and services reached $983.8 million, a 33 percent increase compared with the prior-year period. Excluding the effect of foreign exchange, sales of scientific products and services in the first quarter totaled $970.7 million, a 31 percent increase compared with the same period in 2004, with approximately 2 points of this increase from organic growth. Strong sales to biotechnology and industrial customers combined with solid revenue from pharmaceutical customers drove growth in this segment. Sales growth was partially offset by the timing of government orders for safety products and a modest decline in European sales. Operating income nearly doubled to $129.4 million from $66.6 million in the corresponding period of 2004.

     Sales of healthcare products and services totaled $336.7 million in the first quarter, compared with $227.5 million in the prior year’s quarter. Excluding the effect of foreign exchange, sales of healthcare products and services totaled $335.8 million in the first quarter, an increase of 48 percent compared with the prior year’s quarter, with approximately 5 points of this increase from organic growth. The organic growth rate reflects the positive effects of a strong flu season. Operating income increased fourfold to $43.0 million in the first quarter compared with $10.4 million in the same period in 2004.

     First-quarter sales in the laboratory-workstations segment increased to $46.3 million from $38.4 million in the prior year. Operating income also increased to $0.2 million in the first quarter from an operating loss of $0.2 million in the corresponding period of the prior year. Order activity in the laboratory-workstations segment improved slightly with backlog at approximately $136 million at the end of the first quarter, compared with $114 million at the end of the corresponding period of 2004.

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Additional Items

•	On Feb. 25, Fisher acquired privately held Gotesborg Termometerfabrik AB (GTF) for approximately $6 million in cash. Based in Sweden, GTF is a leading Swedish distributor of consumable lab supplies, chemicals, and equipment for life sciences with annual revenues of approximately $15 million.

•	On April 5, Fisher Scientific completed its sale of Atos Medical AB, a manufacturer of ear, nose and throat medical devices with revenues of $35 million, to Nordic Capital for $110 million in cash. This business is reflected as a discontinued operation in the accompanying financial tables.

•	On April 14, Fisher commenced a cash tender offer for all $304 million principal amount of its outstanding 8 1/8 percent senior subordinated notes due 2012. The tender expires on May 11. As of April 27, $289.7 million, or 95 percent, had been tendered pursuant to an early-settlement option.

•	On March 15, Fisher’s board of directors authorized a $300 million share-repurchase program. This two-year program authorizes management, at its discretion, to repurchase shares from time to time on the open market or in privately negotiated transactions, subject to market conditions and other factors.

•	Earlier today, the company filed a shelf-registration statement that allows Fisher to issue up to $1 billion in debt and equity securities. This shelf-registration statement replaces the existing shelf-registration statement that was filed on Sept. 3, 2003.

Company Outlook

For 2005, Fisher is confirming its previously issued full-year adjusted EPS guidance of $3.45 to $3.60, which includes approximately 25 cents of intangible amortization expense. Guidance for the year excludes stock-based compensation expense.

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     Fisher continues to expect full-year revenue growth, excluding foreign-exchange effects, of approximately 20.0 percent to 22.0 percent and adjusted operating margins of 13.3 percent to 13.5 percent.

     The company’s outlook for 2005 by segment follows:

Segment	Revenue Growth Rate	Operating Margin
(excluding foreign
exchange)
Scientific products and services	21.0% to 24.0%	13.7% to 14.0%
Healthcare products and services	20.0% to 23.0%	13.0% to 13.3%
Lab workstations	4.0% to 7.0%	1.0% to 2.0%
Consolidated	20.0% to 22.0%	13.3% to 13.5%

     Fisher’s guidance assumes a 30 percent tax rate and an estimated diluted share count of 127 million, which includes the effect of outstanding convertible notes based on the treasury-stock method. The company’s guidance continues to include Apogent integration savings of $55 million, which, on a quarterly basis, will increase throughout the year, with roughly $20 million to be realized in the first half of the year.

     The company’s adjusted earnings guidance and adjusted operating margins above exclude one-time costs for the Apogent transaction of approximately $60 million ($38.5 million, net of tax) related to inventory step-up amounts, restructuring and other integration costs. These one-time costs include cash charges of approximately $40 million. The adjusted earnings guidance also excludes approximately $32 million ($20.5 million, net of tax) of cash charges related to the tender for the 8 1/8 percent notes.

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     Fisher continues to expect 2005 operating cash flow in the range of $540 million to $570 million. The company confirmed its guidance for capital expenditures of approximately $155 million in 2005, which include facility expansions related to the integration of manufacturing operations and the transfer of production to lower-cost facilities. Free cash flow, defined as operating cash flow less capital expenditures, is projected to be in the range of $385 million to $415 million.

     Fisher Scientific expects second-quarter adjusted EPS to be in the range of 85 cents to 88 cents.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

•	Robert W. Baird & Company Growth Stock Conference, May 12, 9:40 a.m. CDT (10:40 a.m. EDT) at The Four Seasons Hotel in Chicago. A webcast of Fisher’s presentation (slides and audio) will be available through the company’s Web site, www.fisherscientific.com. The webcast will be listen-only and will be archived on the Web site until June 3.

•	Banc of America Securities Healthcare Conference, May 17, 8:40 a.m. PDT (11:40 a.m., EDT) at the Four Seasons Hotel in Las Vegas. A webcast of Fisher’s presentation (slides and audio) will be available through the company’s Web site. The webcast will be listen-only and will be archived on the Web site until June 3.

•	Goldman Sachs Annual Global Healthcare Conference, June 15, at the Ritz-Carlton Laguna Niguel Hotel in Dana Point, Calif. Fisher’s presentation time and information concerning the webcast will be announced at a later date.

     Conference Call Scheduled

     Fisher will host a teleconference to discuss its first-quarter financial results and 2005 guidance on Tuesday, May 10, at 10 a.m. EDT. Interested parties who would like to participate may call 800-299-8538 (title: Fisher Scientific Earnings Call – no access code needed). International callers should dial (+1) 617-786-2902. Following the call, an audio replay will be available for 10 days.

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     Callers from the United States should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 65070001.

     The conference call will also be webcast on Fisher’s Web site. The webcast may be accessed on the Investor Relations Info page and will be archived until June 9.

Fisher Scientific: A World Leader in Serving Science
Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher’s globally integrated supply chain and unmatched sales and marketing presence, helps make our 350,000 customers more efficient and effective at what they do.

Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,500 employees worldwide, and our annual revenues are expected to exceed $5.5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on our promises — to customers, shareholders and employees alike. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

Forward-looking Statements
This announcement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such statements are based on current expectations and projections about future events. No assurances can be given that Fisher Scientific’s assumptions and expectations will prove to have been correct, and actual results could vary materially from these assumptions and expectations. Important factors that could cause actual results to differ materially from the results predicted include challenges presented by our acquisitions; economic and political risks related to our international operations; changes in the healthcare industry; the impact of government regulation; dependence on our customers’ research and development efforts; and changes or disruptions in our relationships with our customers, suppliers and key employees, together with other potential risks and uncertainties, all of which are detailed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Fisher Scientific’s annual reports on Form 10-K and its other filings with the Securities and Exchange Commission. Copies of such reports are available on Fisher Scientific’s Web site at www.fisherscientific.com and on the SEC’s Web site at www.sec.gov. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Sales	$1,351.2	$1,003.1
Cost of sales	901.8	732.5
Selling, general and administrative expense	305.3	204.0
Restructuring expense	8.3	—

Operating income	135.8	66.6
Interest expense	30.6	22.0
Other income	(1.0)	(0.6)

Income before income taxes	106.2	45.2
Income tax provision	30.1	12.4

Income from continuing operations	76.1	32.8
Income from discontinued operations, net of tax of $0.2 and $0.0, respectively *	0.9	1.8

Net income	$77.0	$34.6

Basic net income per common share:
Income from continuing operations	$0.63	$0.51
Income from discontinued operations *	0.01	0.03

Net income	$0.64	$0.54

Diluted net income per common share:
Income from continuing operations	$0.60	$0.48
Income from discontinued operations *	0.01	0.03

Net income	$0.61	$0.51

Weighted average common shares outstanding:
Basic	119.6	63.6

Diluted	126.0	68.4

*	Atos Medical AB was sold on April 5, 2005 and is reflected as a discontinued operation.

Table 2

Fisher Scientific International Inc.
Segment Results
(in millions)
(unaudited)

	Three Months Ended
	March 31,
		Growth
	2005	Rate	2004
Revenue
Scientific Products and Services	$983.8	32.6%	$742.0
Healthcare Products and Services *	336.7	48.0%	227.5
Laboratory Workstations	46.3	20.6%	38.4
Eliminations	(15.6)		(4.8)

Total	$1,351.2	34.7%	$1,003.1

	Three Months Ended
	March 31,
		Operating		Operating
	2005	Margin	2004	Margin
Operating Income
Scientific Products and Services	$129.4	13.2%	$66.6	9.0%
Healthcare Products and Services *	43.0	12.8%	10.4	4.6%
Laboratory Workstations	0.2	0.4%	(0.2)	-0.5%
Eliminations	—		—

Segment sub-total	172.6	12.8%	76.8	7.7%

Restructuring expense	(8.3)		—
Acquisition and integration costs	(11.4)		—
Inventory step-up	(17.1)		(10.2)

Operating income	$135.8	10.1%	$66.6	6.6%

*	Excludes the operating results of Atos Medical AB, which was sold on April 5, 2005 and is reflected as a discontinued operation.

Table 3

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)

	March 31,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$237.3	$162.5
Accounts receivable, net	697.3	632.8
Inventories	600.2	622.4
Assets held for sale *	95.7	94.6
Other current assets	269.0	264.5

Total current assets	1,899.5	1,776.8

Property, plant and equipment	767.8	785.4
Goodwill and other assets	5,492.6	5,528.0

Total assets	$8,159.9	$8,090.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$57.7	$39.4
Accounts payable	468.6	468.4
Liabilities held for sale *	8.6	8.3
Accrued and other current liabilities	436.1	453.7

Total current liabilities	971.0	969.8

Long-term debt	2,285.5	2,309.2
Other liabilities	943.1	941.2

Total liabilities	4,199.6	4,220.2

Stockholders’ equity	3,960.3	3,870.0

Total liabilities and stockholders’ equity	$8,159.9	$8,090.2

*	Atos Medical AB was sold on April 5, 2005 and is reflected as a discontinued operation.

Table 4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Cash flows from operating activities:
Net income	$77.0	$34.6
Depreciation and amortization	47.8	24.1
Other adjustments to reconcile net income to cash provided by operating activities	24.0	3.6
Changes in working capital and other assets and liabilities	(77.6)	3.7

Cash provided by operating activities	71.2	66.0

Cash flows from investing activities:
Capital expenditures	(28.0)	(13.1)
Acquisitions	(6.7)	(331.2)
Other investing activity	4.7	(4.1)

Cash used in investing activities	(30.0)	(348.4)

Cash flows from financing activities:	36.8	255.5

Effect of exchange rate changes on cash	(3.2)	(0.5)

Net change in cash and cash equivalents	74.8	(27.4)
Cash and cash equivalents — beginning of period	162.5	83.8

Cash and cash equivalents — end of period	$237.3	$56.4

Table 5

Fisher Scientific International Inc.
Statement of Operations
Supplemental Information
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2005			March 31, 2004
	As		As	As		As
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Sales	$1,351.2	$—	$1,351.2	$1,003.1	$—	$1,003.1

Cost of sales	901.8	(20.3)	881.5	732.5	(10.2)	722.3

Selling, general and administrative expense	305.3	(8.2)	297.1	204.0	—	204.0

Restructuring expense	8.3	(8.3)	—	—	—	—

Operating income	135.8	36.8	172.6	66.6	10.2	76.8

Interest expense	30.6	—	30.6	22.0	—	22.0

Other (income) expense, net	(1.0)	0.5	(0.5)	(0.6)	—	(0.6)

Income before income taxes	106.2	36.3	142.5	45.2	10.2	55.4

Income tax provision	30.1	12.8	42.9	12.4	3.6	16.0

Income from continuing operations	76.1	23.5	99.6	32.8	6.6	39.4

Income from discontinued operations *	0.9	—	0.9	1.8	—	1.8

Net income	$77.0	$23.5	$100.5	$34.6	$6.6	$41.2

Diluted net income per common share	$0.61	$0.19	$0.80	$0.51	$0.09	$0.60

Diluted weighted average common shares outstanding	126.0		126.0	68.4		68.4

*	Atos Medical AB was sold on April 5, 2005 and is reflected as a discontinued operation.

Table 5A

Fisher Scientific International Inc.
Statement of Operations
Supplemental Information — Adjustments
(in millions)
(unaudited)

Three Months Ended March 31, 2005

									Income from
		Cost of	SG&A	Restructuring	Operating	Other	Income Before	Income Tax	Continuing	Net
	Pro Forma Adjustment	Sales	Expense	Expense	Income	Income	Income Taxes	Provision	Operations	Income
(1)	Acquisition and integration costs	$(20.3)	$(8.2)	$—	$28.5	$0.5	$28.0	$10.0	$18.0	$18.0
(2)	Restructuring expense	—	—	(8.3)	8.3	—	8.3	2.8	5.5	5.5

		$(20.3)	$(8.2)	$(8.3)	$36.8	$0.5	$36.3	$12.8	$23.5	$23.5

Three Months Ended March 31, 2004

									Income from
		Cost of	SG&A	Restructuring	Operating	Other	Income Before	Income Tax	Continuing	Net
	Pro Forma Adjustment	Sales	Expense	Expense	Income	Income	Income Taxes	Provision	Operations	Income
(1)	Acquisition and integration costs	$(10.2)	$—	$—	$10.2	$—	$10.2	$3.6	$6.6	$6.6

		$(10.2)	$—	$—	$10.2	$—	$10.2	$3.6	$6.6	$6.6

(1)	Represents planned inventory step-up ($17.1 and $10.2 in 2005 and 2004, respectively), integration costs ($11.4 and $0.0 in 2005 and 2004, respectively), and other nonrecurring income ($0.5 and $0.0 in 2005 and 2004, respectively).

(2)	Represents integration related costs.